Exhibit 10.16

$50,000,000

CREDIT AGREEMENT

among

BATH COUNTY ENERGY, LLC,

as Borrower,

the Several Lenders from Time to Time Party Hereto,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent,

and

the Revolving Facility Issuing Banks from Time to Time Party Hereto dated as of December 11, 2017

BNP PARIBAS SECURITIES CORP.,

MORGAN STANLEY SENIOR FUNDING, INC.

AND

CITIGROUP GLOBAL MARKETS INC.,

as Joint Coordinating Lead Arrangers and Joint Bookrunners

$50,000,000 Revolving Facility (with an L/C Facility option)

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Aspen Bath – Credit Agreement

SECTION 8.	THE AGENTS	48
8.1	Appointment of Administrative Agent	48
8.2	Delegation of Duties	48
8.3	Exculpatory Provisions	48
8.4	Reliance by Administrative Agent	49
8.5	Notice of Default	49
8.6	Non-Reliance on Administrative Agent and Other Lenders	50
8.7	Indemnification	50
8.8	Administrative Agent in Its Individual Capacity	51
8.9	Successor Administrative Agent	52
8.10	Removal of Administrative Agent	52
8.11	Joint Coordinating Lead Arrangers	53
8.12	Reliance Letter	53
8.13	Administrative Agent May File Proofs of Claim	53
8.14	Certain ERISA Matters	53

SECTION 9.	MISCELLANEOUS	56
9.1	Amendments and Waivers	56
9.2	Notices	58
9.3	No Waiver; Cumulative Remedies	58
9.4	Successors and Assigns; Participations and Assignments	58
9.5	Counterparts	63
9.6	Severability	63
9.7	Integration	63
9.8	GOVERNING LAW	63
9.9	Submission To Jurisdiction; Waivers	63
9.10	Acknowledgements	64
9.11	Material Non-Public Information	64
9.12	WAIVERS OF JURY TRIAL	64
9.13	USA Patriot Act	65
9.14	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	65

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SCHEDULES:

1.1A	Revolving Commitments
1.1B	Revolving L/C Commitments
4.3(f)	Permits
4.3(g)	Litigation
4.3(l)	Environmental Matters
4.3 (m)	Mortgage Filing Jurisdictions
4.3 (u)	Labor Matters

EXHIBITS:

A	Form of Assignment and Assumption
B-1	Form of Exemption Certificate (Foreign Non Partnership Lenders)
B-2	Form of Exemption Certificate (Foreign Partnership Lenders)
C	Form of Letter of Credit Application/Extension Request
D	Form of Borrowing Notice

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Aspen Bath – Credit Agreement

Exhibit 10.13

CREDIT AGREEMENT (this “Agreement”), dated as of December 11, 2017, among BATH COUNTY ENERGY, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement as lenders (the “Lenders”), MORGAN STANLEY BANK, N.A., as a Revolving Facility Issuing Bank (as defined below), and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Lender Parties (in such capacity and as further defined below, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower is a wholly-owned indirect subsidiary of, and as of the date hereof, Bath County Energy Holdings, LLC (“Holdings”) is a wholly-owned direct subsidiary, of Aspen Generating, LLC, a Delaware limited liability company (the “Acquisition Parent Company”);

WHEREAS, pursuant to that certain Amended and Restated Equity Interest and Asset Purchase Agreement, dated as of August 30, 2017 (the “Purchase Agreement”), among Allegheny Energy Supply Company, LLC, a Delaware limited liability company (“AE Supply”), Buchanan Energy Company of Virginia, a Virginia LLC (“Buchanan”), Allegheny Generating Company, a Virginia corporation (“Allegheny” and, together with AE Supply and Buchanan, each a “Seller” and, collectively, the “Sellers”) and the Acquisition Parent Company, the Acquisition Parent Company has agreed to, among other things, purchase directly the Purchased Bath Assets (as defined in the Purchase Agreement) (the “Acquisition”);

WHEREAS, the Borrower has requested that the Lenders provide the Revolving Facility (as hereinafter defined) in order to, among other things, fund working capital expenditures and for other general corporate purposes of the Borrower, including to support the obligations of the Borrower under Permitted Commodity Hedge and Power Sales Agreements, the Bath Operating Agreement, and other collateral requirements of the Borrower, and to fund the Debt Service Reserve Account, and the Lenders and the Revolving Facility Issuing Banks are willing to provide such senior secured credit facilities or to fund any Revolving L/C Unreimbursed Drawing (as hereinafter defined) on the terms and subject to the conditions set forth herein;

WHEREAS, the Borrower has also requested that the Revolving Facility Issuing Banks issue letters of credit under the Revolving L/C Facility fund working capital expenditures and for other general corporate purposes of the Borrower, including to support the obligations of the Borrower under Permitted Commodity Hedge and Power Sales Agreements, the Bath Operating Agreement, and other collateral requirements of the Borrower, and to fund the Debt Service Reserve Account, and the Revolving Facility Issuing Banks are willing to provide such letters of credit on the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to the Common Terms Agreement, dated as of the date hereof, by and among the Borrower, the Administrative Agent, the Collateral Agent, the Intercreditor Agent, each FRN Holder, each Lender and each Revolving Facility Issuing Bank from time to time party thereto (the “Common Terms Agreement”), the parties thereto have agreed to, inter alia, certain common conditions precedent, common representations and warranties of the Obligors, common covenants of the Obligors and common Events of Default of the Obligors, in each case, under the Credit Documents, and other terms that are complementary to and form a part of this Agreement; and

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WHEREAS, the Obligors will derive substantial benefits from the Revolving Facility (as hereinafter defined) to be provided by the Revolving Facility Issuing Banks and Lenders to the Borrower and have agreed to secure all of the Obligations of the Borrower by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on the Collateral.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein, the parties hereto hereby agree as follows:

SECTION 1.    DEFINITIONS

1.1    Defined Terms. Each capitalized term used and not otherwise defined herein (including in the preamble and recitals hereof) shall have the meaning assigned thereto in the Common Terms Agreement. The following terms when used in this Agreement shall have the following meanings:

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time, (b) the sum of (i) the Federal Funds Effective Rate in effect on such day plus (ii) 0.50%, (c) the sum of (i) the Eurodollar Rate for a one-month interest period commencing on such day plus (ii) 1.00%, and (d) 0.00%. Any change in the ABR due to a change in the rate announced by the Administrative Agent as its prime or base commercial lending rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the rate announced by the Administrative Agent as its prime or base commercial lending rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acquisition”: as defined in the recitals hereto.

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Agent Account”: an account designated by the Administrative Agent from time to time.

“Affiliated Lenders”: collectively, any Affiliate of the Borrower (other than Holdings, any of the Borrower’s Subsidiaries or any Affiliated Debt Fund).

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“Agent Indemnitee”: as defined in Section 8.7.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“AML Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Borrower’s Subsidiaries or any other Obligor from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Borrower’s Subsidiaries or any other Obligor from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws”: any federal laws of the United States relating to terrorism or money laundering, including but not limited to, Executive Order 13224, the Patriot Act and the regulations administered by OFAC, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), and the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.).

“Applicable Margin”: with respect to each of the Revolving Facility and the Revolving L/C Facility, (a) 1.25% per annum for ABR Loans and (b) 2.25% per annum for Eurodollar Loans.

“Approved Fund”: as defined in Section 9.4.

“Assignee”: as defined in Section 9.4(b)(i).

“Assignment and Assumption”: an Assignment and Assumption substantially in the form of Exhibit A.

“Auto-Renewal Letter of Credit”: has the meaning specified in Section 3.1(b)(iii).

“Available Amount”: with respect to any Letter of Credit, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitments then in effect over (b) such Lender’s Revolving Extensions of Credit outstanding as of any date of determination.

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“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event of Default”: the occurrence of the event specified in Section 9(f) or (g) of the Common Terms Agreement in respect of the Borrower.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: a Notice of Borrowing substantially in the form of Exhibit D.

“Business”: as defined in Section 4.3(l)(ii).

“Cash Collateralized”: with respect to any Letter of Credit, the deposit by the Borrower of cash in a cash collateral account opened by the Administrative Agent (or by the applicable Revolving Facility Issuing Bank) in an amount at all times equal to 102.5% of the Available Amount of such Letter of Credit on terms and conditions reasonably satisfactory to the Administrative Agent and the applicable Revolving Facility Issuing Bank issuing such Letter of Credit. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof (but excluding proposals thereof) by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) (but excluding proposals thereof) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

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“Commitment”: as to (a) any Lender, its Revolving Commitment and (b) any Revolving Facility Issuing Bank, its Revolving L/C Commitment.

“Commitment Fee Rate”: with respect to the Revolving Facility, 0.625% per annum.

“Common Terms Agreement”: as defined in the recitals hereto.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.13, 2.14 or 2.15 or Section 11.5 of the Common Terms Agreement than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Defaulting Lender”: subject to Section 2.18(a)(iv), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender Party any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due; (b) has notified the Borrower, the Administrative Agent or any Revolving Facility Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative

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Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or (d) at any time after the date of this Agreement, has, or has a direct or indirect parent company that has, (i) become the subject of a public proceeding under any debtor relief law applicable to it, (ii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or national regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender or a direct or indirect parent of such Lender under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed to result in an event described in (d)(i) or (ii) hereof. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clause (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender Party.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: (a) any Lender Party, any Affiliate thereof and any Approved Fund (any two or more Approved Funds related to the same Lender being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company or other Person (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course of business, and (c) any trust or other entity that is funded by one or more Persons meeting the requirements of clause (b); provided that in no event shall Holdings, the Borrower or any Subsidiary of the Borrower constitute an Eligible Assignee.

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“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for Eurocurrency funding (referred to as “Eurocurrency Liabilities” in Regulation D of the Board as of the date hereof) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to an Interest Period for Eurodollar Loans, (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen (or any successor thereto) which displays an average ICE Benchmark Limited Interest Settlement Rate (such page currently being the LIBOR01 page) (or any successor rate thereto if ICE Benchmark Limited is no longer making such rate available) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on the second full Business Day next preceding the first day of each Interest Period, (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average ICE Benchmark Limited Interest Settlement Rate (or any successor rate thereto if ICE Benchmark Limited is no longer making such rate available) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on such day or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent equal to the offered quotation rate to first class banks in the London interbank market by the principal London office of the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Eurodollar Loans of the Administrative Agent in its capacity as a Lender for which the Eurodollar Base Rate is then being determined with maturities comparable to such period as of approximately 11:00 A.M. (London, England time) on such day; provided that at no time shall the Eurodollar Base Rate be deemed to be less than 0.00% per annum.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

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                    Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under the Revolving Facility where the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“FATCA”: Sections 1471 through 1474 of the Code as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements entered into thereunder (and any foreign legislation implemented to give effect to such intergovernmental agreements) and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Banking Day next succeeding such day; provided that (a) if such day is not a Banking Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Banking Day as so published on the next succeeding Banking Day and (b) if no such rate is so published on such next succeeding Banking Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Payment Date”: (a) commencing with the third Business Day following the last Business Day in the first full calendar quarter following the Funding Date and thereafter, the third Business Day following the last Business Day in each of March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Flood Insurance Laws”: collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (d) the Flood Insurance Reform Act of 2004 and the Biggert –Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect of any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Fronting Exposure”: at any time there is a Defaulting Lender, with respect to any Revolving Facility Issuing Bank, such Defaulting Lender’s Revolving Percentage of the Revolving L/C Obligations in respect of outstanding Letters of Credit issued by such Revolving Facility Issuing Bank other than Revolving L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders pursuant to Section 2.18(a)(vii).

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“Funding Office”: the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lender Parties.

“Holdings”: as defined in the recitals hereto.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each March, June, September and December (or, if an Event of Default is in existence, the last Business Day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan (commencing with the last Business Day of the first full calendar quarter following the Funding Date), (b) as to any Eurodollar Loan, the last day of the Interest Period applicable thereto; provided that, as to any such Eurodollar Loan, (i) the first Interest Payment Date will be the Quarterly Payment Date in the last month of the first full calendar quarter following the Funding Date and (ii) if any other Interest Period exceeds three months, the respective dates that fall every three months after the beginning of the Interest Period shall also be Interest Payment Dates and (c) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, three or six or, (if agreed to by all Lenders under the Revolving Facility) 12 months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one, three or six (or, if agreed to by all Lenders under the Revolving Facility, 12) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)

if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

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(ii)	the Borrower may not select an Interest Period under the Revolving Facility that would extend beyond the Revolving Facility Maturity Date;

(iii)

any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv)	the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan;

(v)

the Borrower may request that the initial borrowing of Loans on the Funding Date have an Interest Period ending on the last Business Day of the first full calendar quarter following the Funding Date, whether such Loans are borrowed initially as ABR Loans and then converted to Eurodollar Loans or borrowed initially as Eurodollar Loans.

“Joint Coordinating Lead Arrangers”: the reference to each of BNP Paribas Securities Corp., Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets Inc., in each case together with its respective Affiliates, as joint coordinating lead arrangers, with respect to the Commitments.

“L/C Indemnitee”: as defined in Section 8.7(b).

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to Lenders shall be deemed to include Conduit Lenders.

“Letter of Credit”: any standby letter of credit issued by a Revolving Facility Issuing Bank in accordance with the terms of this Agreement.

“Loan”: any loan made by any Lender pursuant to this Agreement, including any Revolving L/C Advance.

“Non-Excluded Taxes”: as defined in Section 2.14(a).

“Non-Renewal Notice Date”: has the meaning specified in Section 3.1(b)(iii).

“Non-U.S. Lender”: as defined in Section 2.14(d).

“Obligations”: the unpaid principal of and interest on (including (x) any interest or Revolving L/C Fees accruing after the maturity of the Loans, Revolving L/C Advances, the Letters of Credit and all Revolving L/C Unreimbursed Drawings and (y) any interest or Revolving L/C Fees accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest or Revolving L/C Fees is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the

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Administrative Agent or any Lender Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Credit Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender Party that are required to be paid by the Borrower pursuant to the terms of the Credit Documents) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise, property, intangible, mortgage recording or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant”: as defined in Section 9.4(c)(i).

“Participant Register”: as defined in Section 9.4(c)(iii).

“Payment Event of Default”: the occurrence of any of the events specified in Section 9(a) of the Common Terms Agreement.

“Promissory Notes”: as defined in the Common Terms Agreement.

“Properties”: as defined in Section 4.3(l)(i).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Quarterly Payment Date”: as defined in the Depositary Agreement.

“Register”: as defined in Section 9.4(b)(iv).

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Commitment Period”: the period from and including the Funding Date to the Revolving Facility Maturity Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of Revolving Loans and Revolving L/C Advances held by such Lender then outstanding plus (b) such Lender’s Revolving Percentage of the outstanding Revolving L/C Obligations (other than Revolving L/C Unreimbursed Drawings) at such time.

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“Revolving Facility”: collectively, the Revolving Commitments, the Revolving Loans made hereunder and the Revolving L/C Facility.

“Revolving Facility Issuing Bank”: any of (a) Morgan Stanley Bank, N.A. and (b) each other Revolving Lender as the Borrower may from time to time select as a Revolving Facility Issuing Bank hereunder (provided that such Revolving Lender shall be reasonably acceptable to the Administrative Agent and such Revolving Lender has agreed to be a Revolving Facility Issuing Bank hereunder in a writing satisfactory to the Administrative Agent, executed by such Revolving Lender, the Borrower and the Administrative Agent), each in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. A Revolving Facility Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Revolving Facility Issuing Bank, in which case the term “Revolving Facility Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Revolving Facility Maturity Date”: the fifth anniversary of the Funding Date.

“Revolving L/C Advance”: as to any Revolving Lender, such Revolving Lender’s funding of its participation in any Revolving L/C Unreimbursed Drawing in accordance with its Revolving Percentage.

“Revolving L/C Application”: an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Revolving Facility Issuing Bank, together with a request for Revolving L/C Credit Extension, substantially in the form of Exhibit C (or such other form as the Administrative Agent and the applicable Revolving Facility Issuing Bank may approve).

“Revolving L/C Availability Period”: the period from and including the Funding Date to the earlier of (a) the Revolving L/C Expiration Date and (b) the date on which (i) all Commitments have expired or been terminated, (ii) the principal amount of all Loans and all other payment Obligations have been paid in full and (iii) all Letters of Credit have been cancelled or have expired or been Cash Collateralized.

“Revolving L/C Commitment”: as to any Revolving Facility Issuing Bank, its commitment to issue Letters of Credit, and to amend, renew or extend Letters of Credit previously issued by it, pursuant to Section 3.1, in an aggregate face amount at any time outstanding not to exceed (a) in the case of any Revolving Facility Issuing Bank party hereto as of the Funding Date, the amount set forth opposite such Revolving Facility Issuing Bank’s name on Schedule 1.1B hereto and (b) in the case of any Revolving Lender that becomes a Revolving Facility Issuing Bank hereunder thereafter, that amount which shall be set forth in the written agreement by which such Revolving Lender shall become a Revolving Facility Issuing Bank, in each case as the maximum outstanding face amount of Letters of Credit to be issued by such Revolving Facility Issuing Bank, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Revolving Facility Issuing Bank, the Borrower and the Administrative Agent. The aggregate Revolving L/C Commitments of all the Revolving Facility Issuing Banks shall be less than or equal to the Total Revolving Commitments as in effect from time to time.

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“Revolving L/C Credit Extension”: with respect to any Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Revolving L/C Documents”: as to any Letter of Credit, each Revolving L/C Application and any other document, agreement and instrument entered into by the applicable Revolving Facility Issuing Bank and the Borrower or in favor of such Revolving Facility Issuing Bank and relating to such Letter of Credit.

“Revolving L/C Expiration Date”: the day that is five Business Days prior to the Revolving Facility Maturity Date (or, if such day is not a Business Day, the immediately preceding Business Day).

“Revolving L/C Facility”: the Revolving L/C Commitment and the Revolving L/C Obligations.

“Revolving L/C Fee”: has the meaning specified in Section 2.3(c).

“Revolving L/C Obligations”: as of any date of determination, the aggregate Available Amount of all outstanding Letters of Credit plus the aggregate amount of all Revolving L/C Unreimbursed Drawings.

“Revolving L/C Unreimbursed Drawing”: an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed by the Borrower on the date due.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of all Revolving Extensions of Credit of all Revolving Lenders then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

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“Sanctioned Country”: at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (as of the Closing Date, Cuba, the Crimea region of Ukraine, Iran, , North Korea, Sudan, and Syria).

“Sanctioned Person”: at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed on the SDN List or any other Sanctions-related list of designated Persons maintained by the United States (including by OFAC, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland, Canada or any other relevant authority, (b) any Person located, organized or resident in, or any governmental entity or governmental instrumentality of, a Sanctioned Country or (c) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clause (a) or (b) hereof.

“Sanctions”: economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State, or the U.S. Department of Commerce; (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) Her Majesty’s Treasury; (e) Switzerland; (f) Canada; or (g) any other relevant authority.

“SDN List”: as defined in Section 6.1.

“Total Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The original amount of the Total Revolving Commitments is $50,000,000.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which writedown and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Definitional and Interpretive Provisions. The definitional and interpretive provisions of Section 1.2 of the Common Terms Agreement are hereby incorporated herein by reference as if fully set forth herein.

SECTION 2. AMOUNT AND TERMS OF LOAN COMMITMENTS

2.1 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make or maintain, as applicable, revolving loans (“Revolving Loans”) to the Borrower

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from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Extensions of Credit, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying and re-borrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Facility Maturity Date.

2.2 Procedure for Revolving Loan Borrowing.

(a) Subject to Section 3.1(c)(ii), the Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which shall be irrevocable and must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (ii) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (A) the amount and Type of Revolving Loans to be borrowed, (B) the requested Borrowing Date and (C) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $200,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments for all Revolving Lenders are less than $200,000, such lesser amount) or (y) in the case of Eurodollar Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments for all Revolving Lenders are less than $500,000, such lesser amount), other than, in the case of clauses (x) and (y), a borrowing in the amount of a Revolving L/C Unreimbursed Drawing as contemplated by Section 3.1(c). Upon receipt of any Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its Revolving Percentage of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office (or by wire transfer to the Administrative Agent Account, unless otherwise directed in writing by the Administrative Agent) prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by promptly transferring the aggregate amounts made available to the Administrative Agent by the Revolving Lenders in like funds as received by the Administrative Agent to the Revenue Account or such other account maintained with the Depositary Agent pursuant to the terms of the Depositary Agreement as specified by the Borrower for further application in accordance with the terms of the Depositary Agreement.

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(b) Nothing in this Section 2.2 shall be deemed to relieve any Revolving Lender from its obligations to make Revolving Loans on the same terms and conditions as set forth the herein and the Borrower shall retain any and all rights it may have against any such Revolving Lender resulting in the failure of such Revolving Lender to make such Revolving Loans under this Section 2.2. Subject to Section 2.18(a)(vii) to the extent applicable, the respective obligations of each Lender under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

2.3 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender) a commitment fee for the period from and including the Funding Date to the last day of the Revolving Commitment Period, computed at the applicable Commitment Fee Rate on the average daily outstanding amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Funding Date.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the applicable Fee Letter and to perform any other obligations contained therein; provided that the Administrative Agent will reimburse a pro-rated portion of its fee for any portion of any year in which it does not continue in its capacity as Administrative Agent.

(c) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a letter of credit fee (the “Revolving L/C Fee”) during the period from and including the Funding Date to but excluding the later of the Revolving L/C Expiration Date and the date on which such Revolving Lender ceases to have any Revolving L/C Obligations, on such Revolving Lender’s Revolving Percentage of the average daily maximum aggregate Available Amount of all outstanding Letters of Credit during the period for which payment is made, at a rate per annum equal to the Applicable Margin for Eurodollar Loans effective for each day of such period. The Revolving L/C Fee shall be payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Funding Date.

(d) If any Revolving Facility Issuing Bank has fronting exposure to a Revolving Lender that is not such Revolving Facility Issuing Bank in its capacity as Revolving Lender or an Affiliate of such Revolving Facility Issuing Bank, the Borrower agrees to pay to such Revolving Facility Issuing Bank for its own account a fronting fee with respect to each Revolving Facility Letter of Credit issued by such Revolving Facility Issuing Bank in amounts and pursuant to terms to be separately agreed between the Borrower and such Revolving Facility Issuing Bank. The fronting fee (if any) shall be payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Funding Date. In addition, the Borrower agrees to pay to each Revolving Facility Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Revolving Facility Issuing Bank relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to such Revolving Facility Issuing Bank within thirty (30) Business Days after its demand therefor.

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2.4 Optional Termination or Reduction of Commitments. The Borrower shall have the right after the Funding Date, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of Revolving Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple of $100,000 in excess thereof (or an amount equal to the aggregate Available Revolving Commitments of all Revolving Lenders), and shall ratably reduce permanently the Revolving Commitments then in effect.

2.5 Optional Prepayments.

(a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and the amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18 on the date of prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued and unpaid interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in the event of a prepayment in full of the Revolving Loans, an amount equal to the outstanding principal amount of such Loans being prepaid).

(b) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.5(a) if such prepayment would have resulted from or would have been made in connection with a refinancing of all or a part of the Revolving Facility or a sale of all or substantially all of the Equity Interest in or the assets of the Obligors or other similar event, which refinancing, sale or other event shall not be consummated or shall otherwise be delayed.

2.6 Mandatory Prepayments and Commitment Reductions.

(a) Mandatory prepayment of the Loans, outstanding Revolving L/C Unreimbursed Drawings and, as applicable, the Cash Collateralization of the Letters of Credit in connection therewith, shall be made in accordance with Section 3.3 of the Common Terms Agreement.

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(b) Subject to Section 3.3(d) of the Common Terms Agreement, any mandatory prepayment of the Obligations shall be applied as follows:

(i)	first, on a pro rata basis to the payment of outstanding Revolving Loans and the payment of any Revolving L/C Unreimbursed Drawings;

(ii)	second, on a pro rata basis to the Cash Collateralization of all outstanding Letters of Credit;

(iii)	third, on a pro rata basis to the payment of all other amounts then due and payable to the Lender Parties; and

(iv)	fourth, any amount remaining may be retained by the Borrower and applied to permanently reduce the Commitments under the Revolving Facility.

(c) All mandatory prepayments hereunder shall be made at par.

(d) Upon any such prepayment of the Revolving Loans the Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on a pro rata basis, (i) all accrued interest to the date of such prepayment on the amount prepaid, (ii) all accrued fees to the date of such prepayment corresponding to the amount being prepaid and (iii) if such prepayment is the prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period for such Loan, all amounts owing pursuant to Section 2.15 as a result of such prepayment.

(e) Upon the prepayment of the Revolving Loans pursuant to this Section 2.6 , the Revolving Commitments shall be permanently reduced, on a pro rata basis, by the amount of such prepayment.

(f) In no event shall any prepayment or Cash Collateralization be funded from the proceeds of any Loan.

(g) In the event that any Letter of Credit is Cash Collateralized pursuant to the terms hereof in an amount at least equal to the then outstanding Available Amount thereof, the Borrower shall use commercially reasonable efforts to cause the termination of such Letter of Credit promptly following the date on which such Cash Collateralization occurs.

2.7 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto, unless the Borrower pays any amounts owing pursuant to Section 2.15 on the conversion date. The Borrower may elect from time to time to convert ABR

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Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan; provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders in respect of such Facility have determined in its or their sole discretion, not to permit such continuations; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c) If any Lender determines in good faith that compliance by such Lender with any law, treaty, governmental rule, regulation, guideline or order applicable to such Lender has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Eurodollar Loans generally, or to determine or charge interest rates based upon the Eurodollar Base Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Borrower through the Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such Borrowing Notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all affected Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Notwithstanding the foregoing, to the extent a determination by such Lender as described above relates to a Eurodollar Loan then being requested by the Borrower pursuant to Section 2.2 or 2.7(a), the Borrower shall have the option, subject to the provisions of Section 2.15, to rescind such request as to all Lenders by giving notice to the Administrative Agent of such rescission on the date on which such Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

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2.8 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof, other than any conversions or continuations in the full principal amount of an applicable Loan and (b) no more than eight Eurodollar Tranches shall be outstanding at any one time.

2.9 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan, Revolving L/C Advance or Revolving L/C Unreimbursed Drawing shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.9 plus 2% or (y) in the case of any Revolving L/C Advance or any Revolving L/C Unreimbursed Drawing, the rate applicable to ABR Loans plus 2% and (ii) if all or a portion of any interest payable on any Loan, Revolving L/C Advance or any Revolving L/C Unreimbursed Drawing or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section 2.9 shall be payable from time to time on demand.

2.10 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed (including the first day, but excluding the last day), except that with respect to ABR Loans the rate of interest on which is calculated on the basis of the rate set forth in clause (a) of the definition of ABR, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed (including the first day, but excluding the last day). The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

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(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lender Parties in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

2.11 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (i) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (ii) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (iii) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.12 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, and subject to Section 2.13, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Revolving Percentages of the Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders. Any Revolving Loans prepaid pursuant to Section 2.6(a) may not be re-borrowed. Any Revolving Loans repaid or prepaid other than pursuant to Section 2.6(a) may be re-borrowed in accordance with the terms of this Agreement. The amount of each optional prepayment of the Loans pursuant to Section 2.5 shall be applied to reduce the then remaining Loans as directed by the Borrower.

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(c) All payments (including prepayments, but excluding payments made pursuant to Section 3.1(c)(i)) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders or any Revolving Facility Issuing Bank, at the Funding Office (or by wire transfer to the Administrative Agent Account, unless otherwise directed in writing by the Administrative Agent), in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender Party promptly upon receipt in like funds as received, net of any amounts owing by such Lender Party pursuant to Section 8.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the

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Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.13 Requirements of Law.

(a) If any Lender Party shall have determined in good faith that any Change in Law:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender Party that is not otherwise included in the determination of the Eurodollar Rate; or

(ii) shall impose on such Lender Party any other condition (other than with respect to taxes, which shall be governed exclusively by Section 2.14),

and the result of any of the foregoing is to increase the cost to such Lender Party, by an amount that such Lender Party deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, issuing Letters of Credit or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender Party, upon its demand, any additional amounts necessary to compensate such Lender Party for such increased cost or reduced amount receivable. If any Lender Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender Party shall have determined in good faith that any Change in Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender Party or any corporation controlling such Lender Party with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender Party’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender Party or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender Party’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender Party to be material, then from time to time, after submission by such Lender Party to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender Party such additional amount or amounts as will compensate such Lender Party or such corporation for such reduction.

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(c) A certificate as to any additional amounts payable pursuant to this Section 2.13 submitted by any Lender Party to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.13, the Borrower shall not be required to compensate any Lender Party pursuant to this Section 2.13 for any amounts incurred more than nine months prior to the date that such Lender Party notifies the Borrower of such Lender Party’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14 Taxes.

(a) Except as required by law, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes (including branch profits) and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender Party as a result of a present or former connection between the Administrative Agent or such Lender Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, or such Lender Party having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender Party hereunder, the amounts so payable to the Administrative Agent or such Lender Party shall be increased to the extent necessary so that after making all required reductions of Non-Excluded Taxes or Other Taxes (including deductions of Non-Excluded Taxes or Other Taxes applicable to additional sums payable under this Section 2.14), the Administrative Agent, such Lender Party receives an amount equal to the sum it would have received had no such reduction or withholding been made; provided that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to (x) any Non-Excluded Taxes (i) that are attributable to such Lender Party’s failure (other than as a result of a Change in Law) to comply with the requirements of paragraph (d) or (e) of this Section 2.14 or (ii) that are United States withholding taxes that would be imposed on amounts payable to such Lender Party (A) as of the date hereof, in the case of any Lender Party that is a Lender Party as of the date hereof, (B) in the case of Lender Party that becomes a Lender Party after the date hereof, as of the effective date of the Assignment and Assumption pursuant to which such Lender Party becomes a Lender Party, or (C) at the time such Lender Party designates a new lending office, except that, with respect to the preceding clauses (B) and (C), this clause (ii) shall not apply, to the extent that such Lender Party or such

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Lender Party’s assignor (if any) was entitled, at the time of the designation of the new lending office or assignment, as applicable, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph or (iii) imposed pursuant to FATCA or (y) any U.S. backup withholding taxes imposed on a U.S. Lender.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are paid by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender Party, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof (or, if the Borrower reasonably determines that it is unable to provide a certified copy of such receipt, a certificate of a Responsible Officer as to the amount of such payment). If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lender Parties for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender Party as a result of any such failure.

(d) Each Lender Party (or Transferee) that is not properly treated as a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) (i) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, Form W-8ECI, Form W-8EXP or Form W-8IMY (which Form W-8IMY shall be accompanied by all documentation contemplated by that form), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit B-1 or Exhibit B-2 and a Form W-8BEN or W-8BEN-E, as applicable, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Credit Documents and (ii) shall (and shall cause other persons acting on its behalf to) reasonably comply with any information gathering and reporting requirements (including entering into any agreement with the Internal Revenue Service), in each case, that are required to obtain the maximum available exemption from any U.S. federal withholding taxes that is available with respect to payments received by or on behalf of such Non-U.S. Lender. Each Lender Party (or Transferee) that is properly treated as a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased or, in the case of the Administrative Agent, to the Borrower) two copies of U.S. Internal Revenue Service Form W-9, or any subsequent version thereof or successors thereto, properly completed and duly executed by such Lender Party (or Participant, as the case may be), certifying that such Lender Party (or Participant, as the case may be) is a United States person and is entitled to an exemption from U.S. backup withholding tax in respect to all payments

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under this Agreement and the Credit Documents. Such forms shall be delivered by each Lender Party on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Lender Party shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender Party. Each Lender Party shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose) or otherwise to comply with the requirements of any exemption from U.S. federal withholding taxes. Notwithstanding any other provision of this paragraph, no Lender Party shall be required to take any action or deliver any form pursuant to this paragraph that such Lender Party is not legally able to take or deliver; provided that any Lender Party that is a Lender Party as of the Funding Date shall be required to comply with the first sentence or second sentence, as applicable, of this paragraph as of the Funding Date.

(e) Any Lender Party that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender Party is legally entitled to complete, execute and deliver such documentation and in such Lender Party’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender Party.

(f) If the Administrative Agent or any Lender Party determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the written request of the Administrative Agent, such Lender Party agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender Party in the event the Administrative Agent, such Lender Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section 2.14 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

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(h) If a payment made to an Agent or Lender Party under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Agent or Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Agent or Lender Party, as applicable, shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Agent or Lender Party has complied with such Agent’s or Lender Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) Without limiting the provisions of subsections (a) through (h) above, each Lender Party shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Non-Excluded Taxes or Other Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower and the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender Party to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender Party to the Borrower or the Administrative Agent pursuant to subsections (d), (e) or (h). Each Lender Party hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender Party under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (i). The agreements in this clause (i) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, any Lender Party, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(j) On or before the date Morgan Stanley Senior Funding, Inc. (or any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower two duly executed originals of either (i) IRS Form W-9 or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a U.S. person, with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding tax.

2.15 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any

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prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto or (d) any rescission of any notice of prepayment pursuant to Section 2.5(b). Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.15 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Change of Lending Office. Each Lender Party agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14(a) with respect to such Lender Party, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender Party) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender Party, cause such Lender Party and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 2.16 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender Party pursuant to Section 2.13 or 2.14(a).

2.17 Replacement of Lenders. The Borrower shall, at its sole cost and expense, be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.13 or 2.14(a), (b) is a Defaulting Lender, (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Credit Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as, subject to Section 11.1(g) of the Common Terms Agreement, the consent of the Required Lenders has been obtained), (d) provides a notice to the Borrower that such Lender requests a conversion of Eurodollar Loans to ABR Loans pursuant to Section 2.7(c), or (e) objects to a prospective Qualified Owner (whether on the basis that such prospective Qualified Owner’s direct or indirect ownership of Equity Interest in Holdings would violate the “know your customer” and anti-money laundering policies of such Lender), in each case with an Eligible Assignee; provided that (i) such replacement does not conflict with any Requirements of Law, (ii) in the case of clause (c), no Event of Default shall have occurred and be continuing at the time of such replacement and the replacement Lender shall have consented to the amendment, supplement, modification, consent or waiver to which the replaced Lender did not consent, (iii) in the case of clause (a) or (d), prior to any such replacement, such Lender shall have taken no action under Section 2.16 that had the result of eliminating the continued need for

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payment of amounts owing pursuant to Section 2.13 or 2.14(a) or the conversion of Eurodollar Loans to ABR Loans pursuant to Section 2.7(a), (iv) the applicable Eligible Assignee shall purchase, at par, all Loans and other amounts owing to such replaced Lender under the Credit Documents on or prior to the date of replacement, (v) in the case of clauses (a) and (c), the Borrower shall be liable to such replaced Lender under Section 2.15 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the applicable Eligible Assignee shall be reasonably satisfactory to the Administrative Agent and, if such financial institution shall become a Revolving Lender, each Revolving Facility Issuing Bank, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.4 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) in the case of clause (a), until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any Lender Party shall have against the replaced Lender.

2.18 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted to the extent set forth in the definitions of “Required Lenders” and “Required Financing Parties”; provided that a Defaulting Lender shall retain its voting rights where its outstanding Revolving Commitments or Revolving Extensions of Credit are being extended or increased, where payments of outstanding interest and principal are being reduced or waived, or where the applicable interest rate thereon is being reduced or waived;

(ii) Subject to Section 2.18(a)(iv), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default under Section 9 of the Common Terms Agreement or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to this Section 2.18(a)(ii) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender pro rata to the Revolving Facility Issuing Banks hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the

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Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and participations in Letters of Credit in form and substance satisfactory to the Administrative Agent; fifth, to the payment of any amounts owing to any Lender Party as a result of any judgment of a court of competent jurisdiction obtained by any Lender Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans or any participations in any Revolving L/C Unreimbursed Drawing in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans or participations in any Revolving L/C Unreimbursed Drawing of such Defaulting Lender until such time as all Loans and Revolving L/C Unreimbursed Drawings are held by the Lenders pro rata in accordance with the Revolving Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.18(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.3(a) or Revolving L/C Fee pursuant to Section 2.3(c) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any commitment fee pursuant to Section 2.3(a) or Revolving L/C Fee pursuant to Section 2.3(c) that otherwise would have been required to have been paid to such Defaulting Lender).

(iv) With respect to any fees payable pursuant to Section 2.3(a) or Revolving L/C Fee payable pursuant to Section 2.3(c) not required to be paid to any Defaulting Lender pursuant to clause (c) above, the Borrower shall (A) pay to each non-defaulting Revolving Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Revolving L/C Obligations that has been reallocated to such non-defaulting Revolving Lender pursuant to clause (b) below, (B) pay to each Revolving Facility Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Revolving Facility Issuing Bank’s Fronting Exposure to such Defaulting Lender and (C) not be required to pay the remaining amount of any such fee.

(v) If the Obligors, the Revolving Facility Issuing Banks and the Administrative Agent agree in writing that a Revolving Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the

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effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Loans and Revolving L/C Obligations of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and Revolving L/C Obligations to be held pro rata by the Revolving Lenders in accordance with the Revolving Commitments, whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Obligors while that Revolving Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(vi) If a consent, waiver or vote of all Lenders is required for any action under the Credit Documents, or the consent or waiver of a Defaulting Lender is required pursuant to Section 2.18(a)(i), 9.1, or Section 11.1 of the Common Terms Agreement, then an affirmative consent, waiver or vote of the Defaulting Lender shall be deemed given if such Defaulting Lender does not provide a written response within twenty (20) days after the date of a written notice to the Defaulting Lender requesting such vote or consent.

(vii) All or any part of any Defaulting Lender’s participation in Revolving L/C Obligations shall be reallocated among the non-defaulting Revolving Lenders in accordance with their respective Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the Revolving Extensions of Credit of any such non-defaulting Revolving Lender (after giving effect to any such reallocation) to exceed such non-defaulting Revolving Lender’s Revolving Commitment. Subject to Section 9.14 no reallocation hereunder shall constitute a waiver or release of any claims of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-defaulting Revolving Lender as a result of such non-defaulting Revolving Lender’s increased exposure following such reallocation.

(viii) So long as any Revolving Lender is a Defaulting Lender, no Revolving Facility Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit unless it is satisfied, that it will have no Fronting Exposure with respect to such Defaulting Lender after giving effect thereto.

(ix) To the extent that any Revolving Facility Issuing Bank receives notice in writing from any Lender that such Lender does not intend to comply with its funding obligations, it shall promptly forward a copy of such notice to the Administrative Agent and the Borrower.

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(b) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, in the event that any Defaulting Lender shall exercise any right of set-off, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lender Parties and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender Party and its respective Affiliates under this Section 2.18(b) are in addition to other rights and remedies (including other rights of set-off) that such Lender Party or their respective Affiliates may have.

SECTION 3. LETTERS OF CREDIT

3.1 Revolving L/C Commitment.

(a) Revolving L/C Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each Revolving Facility Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 3.1, (1) from time to time on any Business Day during the Revolving L/C Availability Period, to issue Letters of Credit for the account of the Borrower, and to amend, renew or extend Letters of Credit previously issued by it, in accordance with paragraph (b) of this Section 3.1, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in such Letters of Credit and any drawings thereunder; provided that no Revolving Facility Issuing Bank shall be obligated to make any Revolving L/C Credit Extension, and no Revolving Lender shall be obligated to participate in any Letter of Credit if, as of the date of such Revolving L/C Credit Extension, (x) the Total Extensions of Credit would exceed the Total Revolving Commitments, (y) the Revolving Extensions of Credit of any Revolving Lender would exceed such Lender’s Revolving Commitment and (z) the Revolving L/C Obligations with respect to Letters of Credit issued by such Revolving Facility Issuing Bank would exceed its Revolving L/C Commitment. Letters of Credit shall constitute utilization of the Revolving Commitments.

(ii) Each Letter of Credit (A) shall be denominated in Dollars, (B) expire no later than the earlier of (x) the first anniversary of its date of issuance or such later date as may be agreed by the applicable Revolving Facility Issuing Bank (or, in the case of any Auto-Renewal Letter of Credit, 12 months after the current expiration date) and (y) the Revolving L/C Expiration Date and (B) be issued subject to “Uniform Customs and Practice for Documentary Credits” (2007 Revision), International Chamber of Commerce, Publication No. 600 or “International Standby Practices 1998”, International Chamber of Commerce, Publication No. 590, as mutually agreed between the Borrower and the applicable Revolving Facility Issuing Bank.

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(iii) No Revolving Facility Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Revolving Facility Issuing Bank or any Revolving Lender to exceed any limits imposed by, any applicable Requirements of Law.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Revolving Facility Issuing Bank (with a copy to the Administrative Agent) in the form of a Revolving L/C Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Revolving L/C Application must be received by the applicable Revolving Facility Issuing Bank and the Administrative Agent not later than 11:00 a.m. (New York City time) at least three Business Days (or such shorter period as such Revolving Facility Issuing Bank and the Administrative Agent may agree in a particular instance) prior to the proposed issuance date or date of amendment, as the case may be. Subject to the final sentence of this paragraph, in the case of a request for an initial issuance of a Letter of Credit, such Revolving L/C Application shall specify in form and detail reasonably satisfactory to the applicable Revolving Facility Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable Revolving Facility Issuing Bank may reasonably request. Subject to the final sentence of this paragraph, in the case of a request for an amendment of any outstanding Letter of Credit, such Revolving L/C Application shall specify in form and detail reasonably satisfactory to the applicable Revolving Facility Issuing Bank: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment. Additionally and subject to the final sentence of this paragraph, the Borrower shall furnish to the applicable Revolving Facility Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Revolving L/C Documents, as such Revolving Facility Issuing Bank or the Administrative Agent may reasonably require. The Revolving Facility Issuing Bank shall not unreasonably delay the issuance of a Letter of Credit or unreasonably reject any provisions reasonably requested by the Borrower to be modified in the Revolving L/C Application or Revolving L/C Documents in order to be not inconsistent with the terms of this Agreement.

(ii) Promptly after receipt of any Revolving L/C Application, the applicable Revolving Facility Issuing Bank will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Revolving L/C Application from the Borrower and, if not, such Revolving Facility Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by such Revolving Facility

Aspen Bath – Credit Agreement

Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, such Revolving Facility Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Revolving Facility Issuing Bank a participation in such Letter of Credit in an amount equal to such Revolving Lender’s Revolving Percentage of the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Revolving L/C Application, the applicable Revolving Facility Issuing Bank may agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit shall permit such Revolving Facility Issuing Bank to prevent any such renewal at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Renewal Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued (it being understood that each Revolving Facility Issuing Bank shall be entitled to give such notice of non-renewal to the extent of the occurrence and continuance of an Event of Default as of the date on which it is entitled to give such notice of non-renewal). Unless otherwise directed by the applicable Revolving Facility Issuing Bank, the Borrower shall not be required to make a specific request to such Revolving Facility Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Revolving Facility Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Revolving L/C Expiration Date; provided that such Revolving Facility Issuing Bank shall not permit any such renewal if a Bankruptcy Event of Default has occurred and is continuing.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Revolving Facility Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursement; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Revolving Facility Issuing Bank shall notify the Borrower and the Administrative Agent thereof, and such Revolving Facility Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. If such Revolving Facility Issuing Bank notifies the Borrower of any payment by such Revolving Facility Issuing Bank under a Letter of Credit prior to 11:00 a.m. (New York City time) on the date of such payment, the Borrower shall reimburse such

Aspen Bath – Credit Agreement

Revolving Facility Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on the next Business Day; provided that if such notice is not provided to the Borrower prior to 11:00 a.m. (New York City time) on such payment date, then the Borrower shall reimburse such Revolving Facility Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on the second Business Day, and such extension of time shall be reflected in computing fees in respect of such Letter of Credit. If the Borrower fails to so reimburse such Revolving Facility Issuing Bank by such time, such failure shall not be a considered a Default or an Event of Default hereunder and the Administrative Agent shall promptly notify each Revolving Lender of such payment date, the amount of the Revolving L/C Unreimbursed Drawing and the amount of such Revolving Lender’s Revolving Percentage thereof. In such event, subject to the provisions of clause (c)(iii) of this Section 3.1, the Borrower shall be deemed to have requested Loans to be disbursed under the Revolving Facility on such payment date in an amount equal to such Revolving L/C Unreimbursed Drawing, without regard to the minimum and multiples for an ABR Loan specified in this Agreement. Any notice given by a Revolving Facility Issuing Bank or the Administrative Agent pursuant to this clause (i) may be given by telephone if immediately confirmed in writing; provided that the lack of such confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender (including each Revolving Lender acting as a Revolving Facility Issuing Bank) shall upon any notice pursuant to paragraph (c)(i) of this Section 3.1 make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Revolving Facility Issuing Bank at the Administrative Agent’s office set forth in Section 9.2 in an amount equal to its Revolving Percentage of the relevant Revolving L/C Unreimbursed Drawing not later than 3:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of paragraph (c)(iii) of this Section 3.1, each Revolving Lender that so makes funds available shall be made to the Borrower in such amount as an ABR Loan. The Administrative Agent shall remit the funds so received to the applicable Revolving Facility Issuing Bank in accordance with the instructions provided to the Administrative Agent by such Revolving Facility Issuing Bank (which instructions may include standing payment instructions, which may be updated from time to time by such Revolving Facility Issuing Bank; provided that, unless the Administrative Agent shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Administrative Agent). For the avoidance of doubt, any funds advanced pursuant to this clause (ii) shall constitute Revolving Loans for all purposes of this Agreement.

(iii) If a Payment Event of Default or a Bankruptcy Event of Default shall have occurred and be continuing at the time the relevant reimbursement is due pursuant to paragraph (c)(i) of this Section 3.1, the relevant Revolving L/C Unreimbursed Drawing shall not be refinanced with Revolving Loans, and shall be due and payable on demand

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(together with interest thereon at the default interest rate pursuant to Section 2.9(c) then applicable to ABR Loans under the Revolving Facility). In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable Revolving Facility Issuing Bank pursuant to paragraph (c)(i) of this Section shall be deemed payment in respect of its participation in such Revolving L/C Unreimbursed Drawing and shall constitute a Revolving L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section.

(iv) Until each Revolving Lender funds its Revolving Loans or Revolving L/C Advance to reimburse the applicable Revolving Facility Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Revolving Percentage of such amount shall be solely for the account of such Revolving Facility Issuing Bank.

(v) Each Revolving Lender’s obligations to make Revolving Loans or Revolving L/C Advances to reimburse the applicable Revolving Facility Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this paragraph (c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Revolving Facility Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this paragraph (c) is subject to no (x) Bankruptcy Event of Default or (y) Payment Event of Default having occurred which is continuing. No such funding of a participation in any Letter of Credit shall relieve or otherwise impair the joint and several obligation of the Borrower to reimburse the applicable Revolving Facility Issuing Bank for the amount of any payment made by such Revolving Facility Issuing Bank under such Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Revolving Facility Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this paragraph (c) by the time specified in paragraph (c)(ii), then, without limiting the other provisions of this Agreement, such Revolving Facility Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Revolving Facility Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by such Revolving Facility Issuing Bank in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such Revolving Facility Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (exclusive of interest and fees as aforesaid) shall constitute such Revolving Lender’s

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Revolving Loan or Revolving L/C Advance, as the case may be. A certificate of the applicable Revolving Facility Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be prima facie evidence of such amounts absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after a Revolving Facility Issuing Bank has made payment in respect of any drawing under any Letter of Credit issued by it and has received from any Revolving Lender its Revolving L/C Advance in respect of such payment in accordance with Section 3.1(c), if the Administrative Agent receives for the account of such Revolving Facility Issuing Bank any payment in respect of the related Revolving L/C Unreimbursed Drawing or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Revolving Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s Revolving L/C Advance was outstanding) in like funds as received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of a Revolving Facility Issuing Bank pursuant to Section 3.1(c)(i) is required to be returned under any of the circumstances described in Section 11.7 of the Common Terms Agreement (including pursuant to any settlement entered into by such Revolving Facility Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Revolving Facility Issuing Bank its Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Revolving Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligations of the Borrower to reimburse the applicable Revolving Facility Issuing Bank for each drawing under each Letter of Credit and to repay each Revolving L/C Unreimbursed Drawing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit or any term or provision thereof, any Credit Document, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any other Obligor may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Revolving Facility Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

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(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable Revolving Facility Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not comply strictly with the terms of such Letter of Credit; or any payment made by the applicable Revolving Facility Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower or any other Obligor in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other Obligor.

(f) Inspection by Borrower. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Revolving Facility Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against any Revolving Facility Issuing Bank and its correspondents unless such notice is given as aforesaid.

(g) Role of Revolving Facility Issuing Bank. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable Revolving Facility Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of the applicable Revolving Facility Issuing Bank, any Agent Indemnitee nor any of the respective correspondents, participants or assignees of such Revolving Facility Issuing Bank shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders in respect of the Revolving Facility, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution,

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effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Revolving L/C Application. The Borrower hereby assumes all risks of the acts of omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable Revolving Facility Issuing Bank, any Agent Indemnitee nor any of the respective correspondents, participants or assignees of such Revolving Facility Issuing Bank shall be liable or responsible for any of the matters described in Section 3.1(e); provided that, notwithstanding anything in such clauses to the contrary, the Borrower may have a claim against such Revolving Facility Issuing Bank, and such Revolving Facility Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower which a court of competent jurisdiction determines in a final nonappealable judgment were caused by such Revolving Facility Issuing Bank’s willful misconduct or gross negligence or such Revolving Facility Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable Revolving Facility Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Revolving Facility Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(h) Conflict with Revolving L/C Application. In the event of any conflict between the terms of this Agreement and the terms of any Revolving L/C Application or any other Revolving L/C Documents, the terms hereof shall control.

(i) Reporting. Not later than the third Business Day following the last day of each week (or at such other intervals as the Administrative Agent and the applicable Revolving Facility Issuing Bank shall agree), each Revolving Facility Issuing Bank shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such Revolving Facility Issuing Bank during such month.

SECTION 4. REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties made on the Closing Date. The Borrower confirms the representations and warranties set forth in Section 4 of the Common Terms Agreement (other than Section 4.1, Section 4.6, Section 4.7 and Section 4.9(b) and (c)) are hereby incorporated by reference as if fully set forth in this Agreement and are made by the Company as of the Closing Date. The Borrower further makes the representation and warranty set forth in Section 4.3(w) as of the Closing Date.

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4.2 Representations and Warranties made on the Funding Date. The Borrower confirms the representations and warranties set forth in Section 4 of the Common Terms Agreement (other than Section 4.7) are hereby incorporated by reference as if fully set forth in this Agreement and are made by the Borrower as of the Funding Date. The Borrower further makes the representation and warranty set forth in Section 4.3(w) as of the Funding Date.

4.3 Representations and Warranties made in connection with Each Subsequent Extension of Credit. The Borrower confirms the representations and warranties set forth in Section 4 of the Common Terms Agreement are hereby incorporated by reference as if fully set forth in this Agreement and are made by the Borrower as of the date of each extension of credit made following the Funding Date. On each such date, the Borrower further represents and warrants as follows:

(a) No Change. Since the Funding Date, there has been no Material Adverse Effect.

(b) Ownership and Capitalization of the Borrower. As of the Funding Date,

(i) Holdings owns 100% of the Equity Interests of the Borrower;

(ii) the Borrower has no Subsidiaries; and

(iii) the Borrower is not a limited partner in any general or limited partnership or a shareholder in any corporation or a joint venturer or a member in any limited liability company.

(c) Financial Statements. The unaudited balance sheet of the Borrower furnished to the Administrative Agent pursuant to Section 5.2(c) of the Common Terms Agreement fairly presents in all material respects the financial condition of the Borrower as of the Funding Date, in accordance with GAAP consistently applied throughout the periods involved (subject to the absence of footnotes).

(d) No Conflicts. The execution, delivery and performance by the Borrower of the Credit Documents to which it is or is intended to be a party and the consummation of the transactions contemplated thereby will not (a) contravene, result in any breach of, or constitute a default under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement (including the Material Project Documents) or instrument to which the Borrower is bound or by which the Borrower or any of its properties may be bound or affected except where any such contravention, breach or default would not reasonably be expected to result in a Material Adverse Effect, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Borrower or (c) result in the creation of any Lien (except Permitted Liens) in respect of any property of the Borrower under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement (including the Material Project Documents) or instrument to which the Borrower is bound or by which the Borrower or any of its properties may be bound or affected.

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(e) Compliance with Laws and Agreements. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower is not (a) in default under any term of any agreement or instrument to which it is a party or by which it is bound, (b) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (c) in violation of any Applicable Law. No Default or Event of Default has occurred and is continuing.

(f) Governmental Authorizations, Etc. As of the Funding Date, the Borrower has (except as set forth on Part A of Schedule 4.3(f)), all material Permits under existing rules of a Governmental Authority (including Environmental Laws) that are required to be obtained by or on behalf of the Borrower for the ownership and operation of the Project (including the sale of electric energy, capacity and any applicable ancillary services therefrom) as the Project is currently designed and contemplated to be owned and operated. As of the Funding Date, except as set forth on Part B of Schedule 4.3(f), (i) each such material Permit (A) has been issued to or on behalf of the and (B) is not subject to any current legal proceeding (including administrative or judicial appeal, permit renewals or modifications, suspensions or revocations) or to any unsatisfied material condition that would be reasonably expected to have a Material Adverse Effect and (ii) all statutorily prescribed appeal periods with respect to the issuance of such material Permits have expired, except any such appeal periods that would not reasonably be expected to have a Material Adverse Effect. As of the Funding Date, the Borrower is in material compliance with all such material Permits.

(g) Litigation. Except as set forth on Schedule 4.3(g), there are no actions, suits, investigations or proceedings pending or, to the actual knowledge of the Borrower, threatened against or affecting the Borrower or any property of the Borrower in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) Taxes. The Borrower has filed all Tax returns that are required to have been filed in any jurisdiction, and has paid all Taxes shown to be due and payable on such returns and all other Taxes and assessments levied upon it or its properties, assets, income or franchises, to the extent such Taxes and assessments have become due and payable and before they have become delinquent, except for any Taxes and assessments (i) the amount of which, individually or in the aggregate, is not material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower has established adequate reserves in accordance with GAAP. The Borrower is not aware of any basis for any other Tax or assessment on the Borrower that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i) Title to Property and Liens. The Borrower has good title to, or a valid leasehold interest in or other necessary, appropriate or adequate right to use, all its other material property, in each case free and clear of all Liens other than Permitted Liens.

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(j) Compliance with ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and during such five-year period, there has been no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan and no Lien in favor of the PBGC with respect to Plan or in favor of a Plan has arisen. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) each Plan has complied in all respects with the applicable provisions of ERISA and the Code; (b) no termination of a Single Employer Plan has occurred and the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (c) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; (d) no Multiemployer Plan is in reorganization or insolvent or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; and (e) neither the Borrower nor any Commonly Controlled Entity is or would reasonably be expected to be subject to any liability with respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA maintained, sponsored or contributed to by the Borrower or any Commonly Controlled Entity.

(k) Existing Indebtedness; Liens. The Borrower (a) does not have outstanding any Indebtedness other than Permitted Indebtedness (b) has not agreed or consented to cause or permitted any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness, in each case other than Permitted Liens.

(l) Environmental Matters. Except as otherwise set forth in Schedule 4.3(l) or except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(i) to the actual knowledge of the Borrower, the facilities and properties owned, leased or operated by the Project (collectively, the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of or result in a liability under any Environmental Law;

(ii) the Borrower has not received and is not aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties (the “Business”), nor does the Borrower have actual knowledge that any such written notice is being threatened;

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(iii) to the actual knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of or as would result in a liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of or as would result in a liability under any applicable Environmental Law;

(iv) no judicial proceeding or governmental or administrative action is pending or, to the actual knowledge of the Borrower, threatened in writing, under any Environmental Law to which the Borrower is named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(v) to the actual knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from the operations of the Borrower in connection with the Properties or otherwise in connection with the Business, in violation of or as would result in a liability under Environmental Laws;

(vi) to the actual knowledge of the Borrower, the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no contamination at, under or about the Properties in violation of any Environmental Law or that would otherwise result in costs or liabilities to the Borrower; and

(vii) the Borrower has not assumed pursuant to a written contract or otherwise any liability of any other Person under Environmental Laws.

(m) Security Documents.

(i) As of the Funding Date, the Mortgage is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the undivided interests described therein and the proceeds thereof, and when such Mortgage is filed in the applicable offices specified on Schedule 4.3(m), such Mortgage shall constitute a Lien on, and security interest in, all right, title and interest of the Borrower in such undivided interest and the proceeds thereof, as security for the Obligations (as defined in the Mortgage), in each case prior and superior in right to any other Person except for Permitted Liens.

(ii) Notwithstanding anything herein (including this Section 4.3(m)) or in any other Credit Document to the contrary, the representations and/or warranties of the Borrower or Holdings as to the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest made within thirty (30) days after the Funding Date (whether on the Funding Date or on any other date within such period when any such representation or warranty is made) are made subject to the Limited Conditionality Principles.

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(n) Regulation H. As of the Funding Date, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

(o) Ranking. The Obligations rank and at all times will rank in right of payment pari passu without any preference among themselves and at least pari passu with all other unsubordinated Indebtedness of the Borrower, whether now existing or hereafter outstanding.

(p) Project Documents. Correct and complete copies of all Material Project Documents in effect on the Funding Date have been delivered to each Lead Arranger and each FRN Holder by the Borrower. Except as has been previously disclosed in writing to the Administrative Agent and each FRN Holder, as of the Funding Date, none of the Material Project Documents have been amended, modified or terminated in any material respect. As of the Funding Date, each of the Material Project Documents is in full force and effect and, to the Borrower’s actual knowledge, no material defaults have occurred and are continuing thereunder that would reasonably be expected to have a Material Adverse Effect.

(q) Accuracy of Information.

(i) As of the Closing Date, no statement or information contained in this Agreement, any other Credit Document or any other report, document, certificate or written statement furnished by or at the request of the Obligors to the Administrative Agent, the Joint Coordinating Lead Arrangers, the Revolving Facility Issuing Banks, the Lenders or the Independent Consultants, or any of them (other than the financial projections, estimates, forecasts, reports prepared by Independent Engineer, the Insurance Consultant or the Market Consultant and information of a general economic or industry-specific nature), for use in connection with the transactions contemplated by this Agreement or the other Credit Documents or pursuant to the terms of the Credit Documents, taken as a whole, when furnished, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein (taken as a whole) not materially misleading in light of the circumstances in which such statements were made (after giving effect to all supplements and updates theretofore delivered); provided that with respect to any information regarding the Project prior to Funding Date this representation and warranty is made only to the extent of the actual knowledge of the Borrower.

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(ii) As of the Closing Date, financial projections, estimates and forecasts contained in the materials referenced above were prepared by or on behalf of the Borrower in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections, estimates and forecasts were made, it being understood and agreed that the financial projections, estimates and forecasts are not a guarantee of financial performance, that actual results may differ therefrom and that such differences may be material; provided that, prior to the consummation of the Acquisition, this representation and warranty is made only to the extent of the actual knowledge of the Borrower.

(r) Federal Taxpayer Identification Number. The Borrower’s federal taxpayer identification number is.

(s) Lines of Business. The Borrower is not engaged in any business, except for (a) those businesses in which the Borrower is engaged on the date of this Agreement, (b) the operation, ownership, financing use and leasing of the Project and (c) those businesses that are reasonably related thereto or reasonable extensions thereof.

(t) Intellectual Property. The Borrower owns, or is licensed or has rights to use, all material Intellectual Property currently used in its business as currently conducted. To the Borrower’s knowledge, neither it nor any of its Subsidiaries has received from any third party a claim in writing that it is infringing in any material respect the Intellectual Property of such third party. The use of Intellectual Property by the Borrower does not infringe on the rights of any Person in any material respect.

(u) Labor Matters.

(i) Except as set forth on Schedule 4.3(u) or which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there is no strike, request for representation, organizing campaign, work stoppage, slowdown, lockout or other labor dispute against the Borrower pending or, to the knowledge of the Borrower, threatened.

(ii) The Borrower does not have any employees or former employees.

(v) Required Insurance. As of the Funding Date, all Required Insurance has been obtained and is in full force and effect.

(w) AML Laws; Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, any of its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. None of the Borrower, any Subsidiary or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees (i) is a Sanctioned Person, or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions. No Loan or Letter of Credit, or the use of proceeds of any Loan or Letter of Credit, or any other transaction contemplated by this

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Agreement or any other Credit Document will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions. The Borrower represents that neither it nor any of its Subsidiaries, or, to the knowledge of the Borrower, any other Affiliate of the Borrower has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Closing Date. The occurrence of the Closing Date is subject to the prior fulfillment of each of the conditions precedent set forth in Section 5.1 of the Common Terms Agreement in accordance with the terms thereof.

5.2 Conditions to Funding Date. The obligation of each Lender to make the Loans requested to be made by it hereunder on the Funding Date is subject to the prior fulfillment of each of the conditions precedent set forth in Section 5.2 of the Common Terms Agreement in accordance with the terms thereof.

5.3 Conditions to Each Subsequent Extension of Credit. The obligation of each Lender Party to make any extension of credit requested to be made by it hereunder on any date following the Funding Date is, except as provided in Section 3.1(c), subject to the satisfaction (or waiver in accordance with Section 9.1) of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Obligor in the Credit Documents to which such Person is a party shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Notice. (a) With respect to any Revolving Loan to be made after the Funding Date, the Administrative Agent shall have received a Borrowing Notice as and when required by Section 2.2 and (b) with respect to any issuance of, extension of, or increase in the stated amount of, or renewal of (other than an automatic renewal in accordance with Section 3.1(b)(iii)), a Letter of Credit after the Funding Date, the applicable Revolving Facility Issuing Bank and the Administrative Agent shall have received a Revolving L/C Application as and when required by Section 3.1(b)(i).

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.3 have been satisfied.

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SECTION 6. COVENANTS

The Borrower hereby agrees that the Borrower shall perform or observe its obligations set forth in Sections 6, 7 and 8 (other than Section 8.3) of the Common Terms Agreement in accordance with the terms thereof.

The Borrower hereby further agrees as follows:

6.1 Compliance with Sanctioned Persons and Anti-Terrorism Laws.

(a) The Borrower hereby covenants and agrees that it will not conduct, and will not permit any of its Subsidiaries to conduct, business with or engage in any transaction with any Person identified on OFAC’s List of Specially Designated Nationals & Blocked Persons (“SDN List”), any Persons determined and publicly announced by the Secretary of the Treasury pursuant to Executive Order 13224 to be owned by, controlled by, or acting on behalf of, any of the Persons identified on the SDN List or any other Person who is otherwise the target of Sanctions or who is located, organized or residing in any Sanctioned Country.

(b) If to Borrower’s knowledge, any Obligor or any Affiliate thereof, is named on the SDN List, Borrower will immediately (i) give written notice to the Administrative Agent of such designation, and (ii) comply with all Applicable Law with respect to such designation (regardless of whether the party included on the SDN List is located within the jurisdiction of the United States, including the Anti-Terrorism Laws, and the Borrower hereby authorizes and consents to the Administrative Agent and the Collateral Agent taking any and all steps it deems necessary, in the Administrative Agent’s or Collateral Agent’s sole discretion, as applicable, to comply with all Applicable Law with respect to any such designation, including the requirements of the Anti-Terrorism Laws (including the “freezing” and/or “blocking” of assets).

(c) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, applicable AML Laws, Anti-Terrorism Laws and applicable Sanctions.

(d) The Borrower will not request any Loan or Letter of Credit, the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees, Affiliates and agents shall not use, directly or indirectly, the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor, lender, issuing bank, investor or otherwise).

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SECTION 7. EVENTS OF DEFAULT

The occurrence of any Event of Default set forth in Section 9 of the Common Terms Agreement shall constitute an “Event of Default” hereunder.

SECTION 8. THE AGENTS

8.1 Appointment of Administrative Agent. Each Lender Party hereby irrevocably designates and appoints the Administrative Agent as administrative agent of such Lender Party under this Agreement and the other Credit Documents, and each such Lender Party irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Except as otherwise provided in Section 8.10, the provisions of this Article are solely for the benefit of the Administrative Agent and each Lender Party and the Borrower shall not have claims as a third-party beneficiary of any of such provisions.

8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such agents or attorneys in fact.

8.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lender Parties for any recitals, statements, representations or warranties made by any Obligor or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Obligor a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Obligor. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature.

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8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Obligors), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Promissory Note as the owner thereof for all purposes, provided such payee’s rights are recorded in the Register, unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders or Required Financing Parties (with respect to any actions under the Common Terms Agreement), as applicable (or, if so specified by this Agreement, all Lenders, in each case, subject to Section 11.1(g) of the Common Terms Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders or Required Financing Parties (with respect to any actions under the Common Terms Agreement), as applicable (or, if so specified by this Agreement, all Lenders, in each case, subject to Section 11.1(g) of the Common Terms Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lender Parties and all future holders of the Loans.

8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender Party or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lender Parties. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders or Required Financing Parties (with respect to any actions under the Common Terms Agreement), as applicable (or, if so specified by this Agreement, all Lenders); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lender Parties.

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8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Obligor or any affiliate of a Obligor, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender Party (including with respect to any determination that applicable “know your customer” and anti-money laundering policies of any Lender Party are satisfied). Each Lender Party represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Obligors and their affiliates and made its own decision to make its Loans hereunder or issue Letters of Credit, as applicable, and enter into this Agreement. Each Lender Party also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Obligors and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lender Parties by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Obligor or any affiliate of a Obligor that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7 Indemnification.

The Lenders (other than any Lender solely in its capacity as a Revolving Facility Issuing Bank) agree to indemnify the Administrative Agent and its officers, directors, employees, affiliates, agents and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to such Lender’s respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or

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asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.

(a) The agreements in this Section 8.7 shall survive the payment of the Loans and all other amounts payable hereunder.

(b) Each of the Revolving Lenders agree to indemnify each Revolving Facility Issuing Bank in its capacity solely as a Revolving Facility Issuing Bank and its officers, directors, employees, affiliates, agents and controlling persons (each, an “L/C Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to such Revolving Lender’s respective Revolving Percentage in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with such Revolving Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Revolving Loans) be imposed on, incurred by or asserted against such L/C Indemnitee in any way relating to or arising out of, the issuances of any Letters of Credit or any obligations of the Revolving Facility Issuing Bank under this Agreement or any action taken or omitted by such L/C Indemnitee under or in connection with any of the foregoing; provided that no Revolving Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such L/C Indemnitee’s gross negligence or willful misconduct. The Administrative Agent shall not be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The agreements in this Section 8.7 shall survive the payment of the Revolving Loans and all other amounts payable hereunder.

8.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Obligor as though the Administrative Agent were not such hereunder. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender Party and may exercise the same as though it were not the Administrative Agent, and the terms “Revolving Facility Issuing Bank”, “Revolving Facility Issuing Banks”, “Lender” and “Lenders” (in each case to the extent applicable) shall include the Administrative Agent in its individual capacity.

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8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lender Parties and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then, subject to Section 11.1(g) of the Common Terms Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless a Payment Event of Default or a Bankruptcy Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and Section 11.5 of the Common Terms Agreement shall continue to inure to its benefit.

8.10 Removal of Administrative Agent. Anything herein to the contrary notwithstanding and, subject to Section 11.1(g) of the Common Terms Agreement, if at any time the Required Lenders determine that the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders may by notice to the Borrower and such Person, and subject to the reasonable approval of the Borrower (unless a Payment Event of Default or a Bankruptcy Event of Default shall have occurred and be continuing), remove such Person as Administrative Agent and, appoint a replacement Administrative Agent hereunder, which successor agent shall (unless a Payment Event of Default or a Bankruptcy Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 5 Business Days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed; provided that if no replacement Administrative Agent has been appointed, the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent pursuant to this Section 8.10). For the avoidance of doubt, to the extent that any Affiliated Lender or Affiliated Debt Fund holds Loans or Commitments, no such Affiliated Lender or Affiliated Debt Fund, in its capacity as Lender may act to remove any such Person as Administrative Agent.

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8.11 Joint Coordinating Lead Arrangers. The Joint Coordinating Lead Arrangers shall not have any duties or responsibilities hereunder in their respective capacities as such.

8.12 Reliance Letter. Each of the Lenders hereby consents and agrees to the Administrative Agent’s entry into the reliance letters and use of work product agreements referred to in Section 5.1(e) of the Common Terms Agreement on its behalf, and agrees that, to the extent applicable, the terms and conditions set forth in each such reliance letter or use of work product agreement, as applicable, shall bind each Lender as though it were directly a party thereto.

8.13 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or Revolving L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Revolving L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lender Parties and the Administrative Agent under Section 8.7) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lender Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 8.7.

8.14 Certain ERISA Matters.

(i) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any Coordinating Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that at least one of the following is and will be true:

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(A) such Lender is not using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(B) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(C) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(D) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(ii) In addition, unless sub-clause (A) in the immediately preceding clause (i) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (D) in the immediately preceding clause (i), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any Coordinating Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(A) none of the Administrative Agent and any Coordinating Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

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(B) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(C) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(D) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(E) no fee or other compensation is being paid directly to the Administrative Agent and any Coordinating Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(iii) The Administrative Agent and any Coordinating Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (A) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (B) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (C) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Aspen Bath – Credit Agreement

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers.

(a) Neither this Agreement nor any terms hereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Obligor party to this Agreement may, or, with the written consent of the Required Lenders, the Administrative Agent and each Obligor party to this Agreement may, from time to time, (x) enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders or of the Obligors hereunder or thereunder or (y) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall:

(i) forgive, reduce or waive the principal amount or extend the final scheduled date of maturity of any Loan or Revolving L/C Unreimbursed Drawing, reduce the amount or stated rate of any interest or fee payable hereunder ) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment or any other Commitment, in each case without the written consent of each Lender Party adversely affected thereby;

(ii) change the voting rights of any Lender Party under this Section 9.1 or any other applicable provision hereof without the written consent of such Lender Party;

(iii) amend, modify or waive any provision of Sections 2.12(a), (b) or (c) or Section 2.18(a)(ii) without the written consent of each Lender Party adversely affected thereby or any other provision of Section 2.12 without the written consent of the Required Lenders in respect of each Facility adversely affected thereby;

(iv) amend the definition of Required Lenders or reduce the percentage specified in the definition of Required Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

(v) amend, modify or waive any provision of Section 8 or any other provision of any Credit Document that affects the Administrative Agent without the written consent of the Administrative Agent; or

(vi) amend, modify or waive any provision of Section 3 (or any other provision of this Agreement that specifically provides for rights and obligations of any Revolving Facility Issuing Bank without the written consent of each affected Revolving Facility Issuing Bank).

Aspen Bath – Credit Agreement

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lender Parties and shall be binding upon the Obligors, the Lender Parties, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Obligors, the Lender Parties and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(b) Notwithstanding any provision of this Section 9.1 to the contrary, any provision of the Common Terms Agreement incorporated by reference in this Agreement and amended or waived in accordance with the terms of the Common Terms Agreement shall be deemed amended or waived for purposes of this Agreement.

(c) Notwithstanding the foregoing provisions of Section 9.1(a), this Agreement may be amended with the written consent of the Administrative Agent and the Borrower (i) to correct any typographical errors, drafting mistakes or other similar mistakes that do not modify the intended rights and obligations of the parties hereto or (ii) to provide for, evidence or effectuate actions that are not otherwise prohibited by this Agreement and the other Credit Documents. The Administrative Agent agrees to deliver to the Lenders a copy of each amendment effected pursuant to this Section 9.1(c).

(d) Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Lenders of a Facility that would, if and to the extent accepted by any such Lender, (x) extend the Revolving Facility Maturity Date, as applicable, and/or change the Applicable Margin and/or fees payable (provided that any changes consisting of increases to the Applicable Margin or fees shall not take effect prior to the Revolving Facility Maturity Date) with respect to the Loans and Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (y) treat the Loans and Commitments so modified as a new “Facility” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under such Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or any Revolving Facility Issuing Bank, without its prior written consent.

Aspen Bath – Credit Agreement

(e) In connection with any such loan modification, the Borrower and each accepting Lender (and, to the extent applicable, each Revolving Facility Issuing Bank) shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Credit Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to the Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans and/or Commitments as a “Facility” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. On the effective date of any loan modification applicable to the Revolving Facility, the Borrowers shall prepay any Revolving Loans outstanding on such effective date (and pay any additional amounts required pursuant to Section 2.15) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Percentage of a Revolving Lender in respect of the Revolving Facility arising from any nonratable loan modification to the Revolving Commitments under this Section. Notwithstanding the foregoing, no modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Funding Date under Section 5.2 of the Common Terms Agreement with respect to the Obligors.

9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile) and given or made as specified pursuant to Section 11.2 of the Common Terms Agreement.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender Party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Revolving Facility Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender Party (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4.

Aspen Bath – Credit Agreement

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)

the Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, a central bank or Federal Reserve Bank, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Eligible Assignee;

(B)

the Administrative Agent (such consent not be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Revolving Commitment to a Lender, an Affiliate of a Lender, a central bank or Federal Reserve Bank, or an Approved Fund; and

(C)

the Revolving Facility Issuing Bank; provided that no consent of the Revolving Facility Issuing Bank shall be required for an assignment to a Lender, an Affiliate of a Lender, a central bank or Federal Reserve Bank, or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A)

except in the case of an assignment to a Lender, an Affiliate of a Lender, a central bank or Federal Reserve Bank, or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates, a central bank or Federal Reserve Bank or Approved Funds, if any;

Aspen Bath – Credit Agreement

(B)

(1) the assigning Lender and the Assignee party to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in its sole discretion); provided that only one such fee shall be payable to the Administrative Agent in connection with simultaneous assignments by a Lender to two or more Approved Funds, and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)

the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 9.4, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14 and 2.15 and Section 11.5 of the Common Terms Agreement). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.4.

Aspen Bath – Credit Agreement

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and Revolving L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lender Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, absent manifest error. Any assignment or transfer of a Loan shall be effective only upon appropriate entries with respect thereto being made in the Register. Ownership of an interest is required to be reflected in a book entry, whether or not physical securities are issued.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4 and any written consent to such assignment required by paragraph (b) of this Section 9.4, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Revolving Facility Issuing Bank, sell participations to one or more banks or other entities (other than a Obligor) (each such bank or entity, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Revolving Facility Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 9.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) of the Common Terms Agreement as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) of the Common Terms Agreement as though it were a Lender.

Aspen Bath – Credit Agreement

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant shall not be entitled to the benefits of Section 2.14 unless such Participant complies with Sections 2.14(a), (d), (e) and (h).

(iii) Each Lender that sells a participation shall maintain a register on which it records the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Loans and Revolving L/C Obligations (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such Commitments, Loans and Revolving L/C Obligations as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Documents) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d) Any Lender may at any time, without the consent of the Borrower, the Administrative Agent or any Revolving Facility Issuing Bank, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Promissory Notes to any Lender requiring Promissory Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower, the Administrative Agent or any Revolving Facility Issuing Bank and without regard to the limitations set forth in Section 9.4(b). Each of Holdings, the Borrower, each Lender, each Revolving Facility Issuing Bank and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

Aspen Bath – Credit Agreement

9.5 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.7 Integration. This Agreement and the other Credit Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

9.8 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY DISPUTE OF CLAIMS ARISING IN CONNECTION THEREWITH SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.9 Submission To Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents (other than the Mortgages) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States for the Southern District of New York, in each case residing in the County of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid to such party at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

Aspen Bath – Credit Agreement

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or the Collateral Agent to sue in any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.9 any special, exemplary, punitive or consequential damages.

9.10 Acknowledgements. Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

9.11 Material Non-Public Information(a) . All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Credit Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities. Accordingly, each Lender Party represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.

In addition, notwithstanding Section 11.14 of the Common Terms Agreement, the Administrative Agent and each Lender Party may disclose the existence of this Agreement and information about this Agreement to service providers to the Agents or any Lender Party, in each case, in connection with the administration of this Agreement, the other Credit Documents, and the Commitments.

9.12 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Aspen Bath – Credit Agreement

9.13 USA Patriot Act. The Administrative Agent, the Revolving Facility Issuing Banks and the Lenders hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Obligor, which information includes names and addresses and other information that will allow such Revolving Facility Issuing Bank, Lender or Administrative Agent to identify the Borrower and each other Obligor in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent, any Revolving Facility Issuing Bank or any Lender, provide all documentation and other information that the Administrative Agent, such Revolving Facility Issuing Bank or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.

9.14 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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Aspen Bath – Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BATH COUNTY ENERGY, LLC,
as Borrower

By:	/s/ Richard Roloff
Name: Richard Roloff
Title: Senior Vice President

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:	/s/ Andre La Brie
Name: Andre La Brie
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A.,,
as Lender and Revolving Facility Issuing Bank

By:	/s/ Andre La Brie
Name: Andre La Brie
Title: Authorized Signatory

Signature Page to Bath County Energy, LLC Credit Agreement

BNP PARIBAS,
as Lender

By:	/s/ Ravina Advani
Name: Ravina Advani
Title: Managing Director

By:	/s/ Matthew Mulligan
Name: Matthew Mulligan
Title: Vice President

CITIBANK, N.A.,
as Lender

By:	/s/ Frederick Campbell
Name: Frederick Campbell
Title: Vice President

Signature Page to Bath County Energy, LLC Credit Agreement